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                                                FILED PURSUANT TO RULE 424(b)(3)
                                                     REGISTRATION NO. 333-131229

PROSPECTUS SUPPLEMENT NO. 2
(TO PROSPECTUS, DATED FEBRUARY 8, 2006)

                     AMERICAN ORIENTAL BIOENGINEERING, INC.

                        17,387,500 Shares of Common Stock

         This prospectus supplement, dated March 3, 2006, supplements the prospectus, dated February 8, 2006, of American Oriental Bioengineering, Inc. relating to the resale by the selling shareholders of up to 17,387,500 shares of our common stock. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information contained in this prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be utilized except in connection with, the prospectus, including any amendments or additional supplements thereto.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              SELLING SHAREHOLDERS

         The information in the table appearing under the caption "Selling Shareholders" on page 12 of the prospectus is amended by amending the holdings of Alpha Capital A.G. and Longview Fund, L.P., each previously listed as a selling shareholder in the prospectus, as supplemented by the Prospectus Supplement No.1, dated February 10, 2006, with the information set forth below. The table assumes that all warrants are exercised into shares of our common stock, that all such shares of common stock are sold pursuant to this offering and that no other shares of our common stock are acquired or disposed of by the selling shareholders prior to the termination of this offering.

------------------------------------ -------------- -------------- -------------- -------------- -------------- --------------
                                                      NUMBER OF
                                       NUMBER OF      SHARES OF    TOTAL NUMBER                    NUMBER OF
                                       SHARES OF    COMMON STOCK        OF        TOTAL NUMBER     SHARES OF     PERCENTAGE
                                     COMMON STOCK     ISSUABLE      SECURITIES         OF        COMMON STOCK     OF COMMON
                                      OWNED PRIOR     UPON THE      OWNED PRIOR    SECURITIES     OWNED AFTER    STOCK OWNED
                                        TO THE       EXERCISE OF      TO THE          BEING      THE OFFERING     AFTER THE
        SELLING SHAREHOLDER            OFFERING     WARRANTS (1)     OFFERING      REGISTERED         (2)        OFFERING(2)
------------------------------------ -------------- -------------- -------------- -------------- -------------- --------------
Alpha Capital A.G. (3)                     104,167         31,250        137,417        135,417        0              *
Longview Fund, L.P. (4)                    145,833         43,750        187,583        189,583        0              *
_________________
*        Less than 1%


(1) Unless otherwise indicated, the warrants represented are exercisable at $6.50 per share of our common stock.

(2) Assumes that the selling shareholder will resell all of the shares of our common stock offered hereunder. Applicable percentage of ownership is based on 62,385,788 shares of our common stock outstanding as of March 1, 2006, together with securities exercisable for, or convertible into, shares of common stock within 60 days of March 1, 2006.

(3) Konrad Ackerman and Rainer Posch have voting and investment control over the securities held by the selling shareholder.

(4) Peter T. Bent has sole voting and investment control over the securities held by the selling shareholder.

            The date of this prospectus supplement is March 3, 2006.